Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Rising Dragon Acquisition Corp. (the “Company”) on Form S-1 to be filed on June 7, 2024, of our report dated June 3, 2024, with respect to our audit of the financial statements of Rising Dragon Acquisition Corp. as of March 31, 2024 and for the period March 8, 2024 (inception) through March 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Adeptus Partners, LLC
Ocean, New Jersey
June 7, 2024